HUMANA INC.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
www.humana.com

news release

For More Information Contact:

Regina Nethery
Humana Investor Relations
(502) 580-3644
E-mail:  rnethery@humana.com

Tom Noland
Humana Corporate Communications
(502) 580-3674
E-mail:  tnoland@humana.com

Humana Reports Second Quarter and First Half 2003 Results

LOUISVILLE, KY (July 28, 2003) - Humana Inc. (NYSE: HUM) today reported results for the second quarter ended June 30, 2003 and comparative amounts for the quarter ended June 30, 2002 as follows:

	2Q03 GAAP[1]	2Q02 GAAP[1]	2Q03 Adjusted[2]
Earnings per diluted share	$.43	$.27	$.37
Net income (in thousands)	$69,276	$45,359	$59,168
Pre-tax margin	3.4%	2.4%	3.0%

           (See "Footnote Definitions" section of this press release.)

          Second quarter 2003 adjusted earnings per diluted share of $.37 increased 37 percent compared to the same period in the prior year. The improvement was driven primarily by increasing operating margins in the company's Commercial segment, as well as TRICARE revenue adjustments which were both earlier and greater than had previously been expected. Adjusted net income for the second quarter improved 30 percent compared to that for the same period in the prior year. The adjusted pre-tax margin of 3.0 percent increased 60 basis points from the second quarter of 2002.

          Results for the six months ended June 30, 2003 and 2002 are as follows:

	First Half 2003 GAAP[1]		First Half 2002 GAAP[1]		First Half 2003 Adjusted[2]
Earnings per diluted share	$	..62	$	..55	$	..68
Net income (in thousands)		$100,506		$92,129		$109,192
Pre-tax margin		2.5%		2.4%		2.8%

           (See "Footnote Definitions" section of this press release.)

          Adjusted earnings per diluted share for the six months ended June 30, 2003 of $.68 increased 24 percent compared to $.55 for the six months ended June 30, 2002. Net income on an adjusted basis improved 19 percent for the first half of 2003 versus the first half of 2002.

           "We are particularly pleased with this quarter's results as they provide further evidence of the soundness of our Commercial strategy," said Michael B. McCallister, Humana's chief executive officer. "Humana's reputation in the Commercial segment as an innovator in solutions for employers is not only growing, it is leading to an increase in sales activity. That activity, combined with consistent pricing discipline, has helped drive the improved results for our second quarter. We anticipate our innovative products will continue to accelerate interest in all of our products and, in turn, improved results for Humana."

          Unusual Items

          During the first half of 2003, the company recorded the following items that were not reflective of the run-rate operations of the company. Management believes these unusual items should be excluded to properly reflect the run-rate operations of the company and to provide better comparability to prior year results.

          One unusual item was recorded during the second quarter ended June 30, 2003 as follows:

(in thousands, except per share amounts)	Statement of Income Line Item Impacted	Pre-tax Impact	After-tax Impact	Earnings per diluted share Impact
Gain on sale of venture capital investment	Investment income	$15,200	$10,108	$	..06

        (See "Footnote Definitions" section of this press release.)

          Unusual items recorded during the six months ended June 30, 2003 were as follows:

(in thousands, except per share amounts)	Statement of Income Line Item Impacted	Pre-tax Impact	After-tax Impact	Earnings per diluted share Impact
Gain on sale of venture capital investment	Investment income	$15,200	$10,108	$	..06
Building and equipment writedown	Restructuring charge	(17,233)	(10,529)		(.07)
Software abandonment	Restructuring charge	(13,527)	(8,265)		(.05)
Total unusual items[4]		$(15,560)	$(8,686)		$(.05)

         (See "Footnote Definitions" section of this press release.)

     Segment Results

     Pre-tax income and margins for the company's business segments for the second quarters and six months ended June 30, 2003 and 2002 were as follows:

Pre-tax income (in thousands)	2Q03 GAAP[1]	2Q02 GAAP[1]	2Q03 Adjusted[2]
Commercial segment	$43,757	$14,893	$31,334
Government segment	60,433	51,812	57,656
Consolidated	$104,190	$66,705	$88,990

Pre-tax margins	2Q03 GAAP[1]	2Q02 GAAP[1]	2Q03 Adjusted[2]
Commercial segment	2.6%	1.0%	1.9%
Government segment	4.5%	3.8%	4.3%
Consolidated	3.4%	2.4%	3.0%

Pre-tax income (in thousands)	First Half 2003 GAAP[1]	First Half 2002 GAAP[1]	First Half 2003 Adjusted[2]
Commercial segment	$80,996	$40,988	$86,425
Government segment	70,596	94,496	80,727
Consolidated	$151,592	$135,484	$167,152

Pre-tax margins	First Half 2003 GAAP[1]	First Half 2002 GAAP[1]	First Half 2003 Adjusted[2]
Commercial segment	2.4%	1.4%	2.6%
Government segment	2.7%	3.6%	3.1%
Consolidated	2.5%	2.4%	2.8%

            (See "Footnote Definitions" section of this press release.)

          Revenues and Membership

          Consolidated revenues and membership for the second quarters and the six months ended June 30, 2003 and 2002 were as follows:

Consolidated (in thousands)	2003 GAAP[1]	2002 GAAP[1]	2003 Adjusted[2]
Second quarter - total revenues	$3,029,958	$2,831,940	$3,014,758
First Half - total revenues	$5,961,674	$5,564,522	$5,946,474
Second quarter - Ending medical membership	6,640,900	6,572,000	6,640,900

            (See "Footnote Definitions" section of this press release.)

          Commercial segment premiums and administrative services fees and membership for the second quarters and the six months ended June 30, 2003 and 2002 were as follows:

Commercial Segment (in thousands)	2Q03 GAAP[1]	2Q02 GAAP[1]	First Half 2003 GAAP[1]	First Half 2002 GAAP[1]
Premiums	$1,630,554	$1,437,087	$3,246,110	$2,863,075
Administrative services fees	30,356	25,576	59,946	50,723
Total premiums and administrative services fees	$1,660,910	$1,462,663	$3,306,056	$2,913,798
Ending medical membership	3,020,700	2,947,100	3,020,700	2,947,100

      (See "Footnote Definitions" section of this press release.)

          Commercial segment medical membership grew by 2.5 percent from June 30, 2002 to June 30, 2003. Commercial premium yields were within the 13 to 15 percent range for the second quarter of 2003. These factors contributed to a year-over-year increase in total premiums and administrative services fees for the Commercial segment of 14 percent for the second quarter of 2003 and 13 percent for the six months ended June 30, 2003.

          Government segment premiums and administrative services fees and membership for the second quarters and the six months ended June 30, 2003 and 2002 were as follows:

Government Segment (in thousands)	2Q03 GAAP[1]	2Q02 GAAP[1]	First Half 2003 GAAP[1]	First Half 2002 GAAP[1]
Premiums	$1,282,851	$1,306,652	$2,510,244	$2,522,476
Administrative services fees	41,312	38,255	72,858	78,121
Total premiums and administrative services fees	$1,324,163	$1,344,907	$2,583,102	$2,600,597
Ending medical membership	3,620,200	3,624,900	3,620,200	3,624,900

         (See "Footnote Definitions" section of this press release.)

          As expected, government segment premiums and administrative services fees decreased year-over-year by 2 percent in the second quarter of 2003 and by 1 percent during the six months ended June 30, 2003.

          Medicare+Choice membership totaled 324,200 at June 30, 2003, a decline of 29,900 members from the prior year's quarter. Medicare+Choice premium yield for the second quarter of 2003 was within the 4 to 6 percent range.

         TRICARE's insured membership totaled 1,750,800 at June 30, 2003, essentially flat versus the June 30, 2002 level. TRICARE ASO membership was 1,052,500 at the end of the second quarter of 2003, up 3 percent from the second quarter of 2002. TRICARE premium revenues and administrative services fees increased year-over-year by approximately 1 percent during the second quarter of 2003 and increased approximately 4 percent for the six months of 2003 versus the same period in the prior year.

          Medicaid membership of 492,700 at June 30, 2003 grew by approximately 1 percent from June 30, 2002. Approximately 85 percent of the company's Medicaid membership is in Puerto Rico.

          Medical and SG&A Expenses

          The company's medical expense ratio (medical expenses as a percent of premiums) and SG&A expense ratio (SG&A expenses as a percent of premiums and administrative services fees) for the quarters and six months ended June 30, 2003 and 2002 were as follows:

	2Q03	2Q02	First Half 2003	First Half 2002
Medical expense ratio -GAAP[1]	83.9%	84.4%	83.7%	83.8%
SG&A expense ratio -GAAP[1]	15.0%	14.8%	15.2%	15.4%

(See "Footnote Definitions" section of this press release.)

          The company continues to experience favorable development in its estimates of prior years' medical claims liabilities. However, management has consistently applied the same level of conservatism in its reserving methodology. Consequently, these prior year favorable developments had no favorable impact on the company's year-to-date results from operations.

          Cash flows from operations

          Cash flows provided by (used in) operations for the second quarters and the six months ended June 30, 2003 and 2002 were as follows:

(in thousands)	2Q03	2Q02	First Half 2003	First Half 2002
GAAP[1]	$161,496	$(43,778)	$53,266	$(183,915)
Normalized[3]	$161,496	$(43,778)	$259,021	$32,713

      (See "Footnote Definitions" section of this press release.)

          Share Repurchase Program

          The company announced that its Board of Directors authorized the use of up to $100 million for the repurchase of its common shares, replacing the outstanding share repurchase program under which the company repurchased 8.6 million shares for an aggregate purchase price of $94.9 million, an average price of $10.98 per share. The company had 161.7 million shares outstanding as of June 30, 2003. The company said that the shares may be purchased from time to time at prevailing prices in the open market or in privately-negotiated transactions.

          Guidance

          The company offered the following earnings guidance for the investor community:
For the Full Year 2003:	Projected
Earnings per diluted share - GAAP[1]	$1.39 to $1.42
Earnings per diluted share - Adjusted[2]	$1.44 to $1.47
Consolidated revenues - GAAP[1]	Over $12 billion
Commercial segment pretax income - GAAP[1]	Over $125 million
Commercial segment pretax income - Adjusted[2]	Over $130 million
Commercial segment medical membership (fully insured and ASO combined)	Organic growth of 2% to 3%
Commercial premium yields	13% to 15%
Commercial medical cost trends	12% to 14%
Commercial segment SG&A expense ratio -GAAP[1]	16.3% to 16.5%
Medicare+Choice membership	310,000 to 320,000 by year end
Medicare+Choice premium yields	4% to 6%
Medicare+Choice medical cost trends	4% to 6%
TRICARE pretax margin	Approximately 3%
TRICARE receivables	$300 million to $325 million
Government segment SG&A expense ratio - GAAP[1]	Relatively unchanged year over year
Cash flows from operations - GAAP[1] and Normalized[3]	$375 million to $400 million
Capital expenditures	Approximately $95 million
Effective tax rate	34%

For the Third Quarter of 2003:	Projected
Earnings per diluted share - GAAP[1]	$.37 to $.38
Effective tax rate	33.5%

For the Full Year 2004:	Projected
Earnings per diluted share - GAAP[1]	Approximately $1.60 (range of $1.55 to $1.65)
Effective tax rate	36%

     (See "Footnote Definitions" section of this press release.)

          Footnote Definitions

          1 - Generally Accepted Accounting Principles ("GAAP")

          2 - Adjusted results exclude from GAAP results the impact of unusual items recorded during the first and second quarters of 2003. The statistics pages at the end of this press release provide a reconciliation of GAAP to adjusted results for the quarter and six months ended June 30, 2003. The detail of the adjustments also is described in the "Unusual Items" section of this press release.

          3 - Normalized cash flows from operations give effect to the usual adjustment for the timing of the receipt of the Medicare+Choice premium payment from the Centers for Medicare and Medicaid Services ("CMS"). The fixed monthly payment from CMS is payable to Humana on the first day of each month. However, if the first of the month falls on a weekend or a holiday, the company receives that payment early, often resulting in a significant impact on cash flows from operations. The statistics pages at the end of this press release provide a reconciliation of GAAP to normalized cash flows from operations.

         4 - Mathematical differences due to rounding in earnings per share calculations.

          Conference Call

          Humana will host a conference call, as well as a virtual slide presentation, at 9:00 a.m. EDT today to discuss its financial results for the quarter and earnings guidance.

          All parties interested in the audio only portion of the conference call are invited to dial 888-625-7430. No password is required. The company suggests participants dial in approximately ten minutes in advance of the call.

          A live virtual presentation (audio with slides) will be available and may be accessed via Humana's Investor Relations page at www.humana.com. The company suggests web participants sign on approximately 15 minutes in advance of the call. The company also suggests web participants visit the site well in advance of the call to run a system test and to download any free software needed to view the presentation.

          For those unable to participate in the live event, the virtual presentation archive will be available in the Presentations section of the Investor Relations page at www.humana.com, approximately two hours following the live web cast. An audio recording of the conference call will also be available in the Audio Archives located on the Investor Relations page at www.humana.com approximately two hours after the live call.

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          This news release contains forward-looking statements. The forward-looking statements made in the news release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be significantly impacted by certain risks and uncertainties described in the following documents, as filed by Humana with the Securities and Exchange Commission:

  Form 10-K for the year ended December 31, 2002;
  Form 10-Q for the quarter ended March 31, 2003.

***********

          Humana Inc., headquartered in Louisville, Kentucky, is one of the nation's largest publicly traded health benefits companies, with approximately 6.6 million medical members located primarily in 18 states and Puerto Rico. Humana offers coordinated health insurance coverage and related services - through traditional and Internet-based plans - to employer groups, government-sponsored plans, and individuals.

          More information regarding Humana is available via the Internet at www.humana.com including copies of:

  Annual report to stockholders;
  Securities and Exchange Commission filings;
  Most recent investor conference presentation;
  Quarterly earnings press releases;
  Audio archive of most recent earnings release conference call;
  Calendar of events (includes upcoming earnings conference call dates, times, and access number, as well as planned participation in investor conferences).